                                                                     Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             NORTHWEST BANCORP, MHC

                             NORTHWEST BANCORP, INC.

                        NORTHWEST MERGER SUBSIDIARY, INC.

                             NORTHWEST SAVINGS BANK

                                       AND

                             PRESTIGE BANCORP, INC.

                                       AND

                      PRESTIGE BANK, A FEDERAL SAVINGS BANK



                          DATED AS OF FEBRUARY 7, 2002

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                                                                                          Page
                                    ARTICLE I
                               CERTAIN DEFINITIONS

Section 1.01  Definitions....................................................................2

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

Section 2.01  Effects of Merger; Surviving Corporation.......................................8
Section 2.02  Conversion of Shares...........................................................9
Section 2.03  Exchange Procedures............................................................9
Section 2.04  Stock Options.................................................................10
Section 2.05  Restricted Stock..............................................................11

                                   ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF PRESTIGE BANCORP AND PRESTIGE BANK

Section 3.01  Organization..................................................................11
Section 3.02  Capitalization................................................................12
Section 3.03  Authority; No Violation.......................................................13
Section 3.04  Consents......................................................................14
Section 3.05  Financial Statements..........................................................14
Section 3.06  Taxes.........................................................................15
Section 3.07  No Material Adverse Effect....................................................15
Section 3.08  Material Contracts; Leases; Defaults..........................................15
Section 3.09  Ownership of Property; Insurance Coverage.....................................17
Section 3.10  Legal Proceedings.............................................................17
Section 3.11  Compliance With Applicable Law................................................18
Section 3.12  Employee Benefit Plans........................................................19
Section 3.13  Brokers, Finders and Financial Advisors.......................................21
Section 3.14  Environmental Matters.........................................................21
Section 3.15  Loan Portfolio................................................................23
Section 3.16  Securities Documents..........................................................25
Section 3.17  Related Party Transactions....................................................25
Section 3.18  Schedule of Termination Benefits..............................................25
Section 3.19 Deposits.......................................................................25


Section 3.20 Antitakeover Provisions Inapplicable...........................................25
Section 3.21 Registration Obligations.......................................................26
Section 3.22 Risk Management Instruments....................................................26
Section 3.23 Fairness Opinion...............................................................26
Section 3.24 Dissenters' Rights.............................................................26


                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF NORTHWEST SAVINGS BANK
                              AND NORTHWEST BANCORP

Section 4.01  Organization..................................................................27
Section 4.02  Authority; No Violation.......................................................27
Section 4.03  Consents......................................................................28
Section 4.04  Financial Statements..........................................................29
Section 4.05  Compliance With Applicable Law................................................29
Section 4.06  Financing.....................................................................30
Section 4.07  Regulatory Approvals..........................................................30
Section 4.08  Tax Opinion...................................................................30
Section 4.09  Legal Proceedings.............................................................30

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

Section 5.01  Conduct of Prestige Bancorp's Business........................................30
Section 5.02  Access; Confidentiality.......................................................34
Section 5.03  Regulatory Matters and Consents...............................................35
Section 5.04  Taking of Necessary Action....................................................36
Section 5.05  Certain Agreements............................................................37
Section 5.06  No Other Bids and Related Matters.............................................38
Section 5.07  Duty to Advise; Duty to Update Prestige Bancorp's Disclosure Schedules........39
Section 5.08  Conduct of Northwest Bancorp's Business.......................................39
Section 5.09  Board and Committee Minutes...................................................40
Section 5.10  Undertakings by Prestige Bancorp and Northwest Bancorp........................40
Section 5.11  Employee and Termination Benefits; Directors and Management...................43
Section 5.12  Duty to Advise; Duty to Update Northwest Bancorp's Disclosure Schedules.......46
Section 5.13  Bank and Related Merger Transactions..........................................47


                                   ARTICLE VI
                                   CONDITIONS

Section 6.01  Conditions to Prestige Bancorp's Obligations under this Agreement.............47
Section 6.02  Conditions to Northwest Bancorp's Obligations under this Agreement............48


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
                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

Section 7.01  Termination...................................................................49
Section 7.02  Effect of Termination.........................................................51


                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.01  Expenses......................................................................51
Section 8.02  Non-Survival of Representations and Warranties................................52
Section 8.03  Amendment, Extension and Waiver...............................................52
Section 8.04  Entire Agreement..............................................................53
Section 8.05  No Assignment.................................................................53
Section 8.06  Notices.......................................................................53
Section 8.07  Captions......................................................................54
Section 8.08  Counterparts..................................................................54
Section 8.09  Severability..................................................................54
Section 8.10  Governing Law.................................................................54
Section 8.11  Specific Performance..........................................................54



EXHIBITS:

         Exhibit A                  Form of Plan of Merger
         Exhibit B                  Form of Prestige Bancorp Voting Agreement
         Exhibit C                  Form of Opinion of Counsel

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 7, 2002, is by and among Northwest Bancorp, MHC, a Federal mutual holding company ("Northwest MHC"), Northwest Bancorp, Inc., a Federal corporation ("Northwest Bancorp"), Northwest Merger Subsidiary, Inc., a wholly owned subsidiary of Northwest Bancorp incorporated under the laws of the Commonwealth of Pennsylvania ("Northwest Merger Subsidiary"), Northwest Savings Bank, a Pennsylvania savings bank, and Prestige Bancorp, Inc., a Pennsylvania corporation ("Prestige Bancorp") and Prestige Bank, a Federal Savings Bank ("Prestige Bank"). Each of Northwest Bancorp, Northwest Merger Subsidiary, Northwest Savings Bank, Prestige Bancorp and Prestige Bank is sometimes individually referred to herein as a "party," and all of them are sometimes collectively referred to herein as the "parties."

                                    RECITALS

         WHEREAS, Northwest MHC, a registered savings and loan holding company, with principal offices in Warren, Pennsylvania, owns a majority of the issued and outstanding capital stock of Northwest Bancorp, with principal offices in Warren, Pennsylvania;

         WHEREAS, Northwest Bancorp, a registered savings and loan holding company, with principal offices in Warren, Pennsylvania, owns all of the issued and outstanding capital stock of Northwest Savings Bank and Northwest Merger Subsidiary, both with principal offices in Warren, Pennsylvania;

         WHEREAS, Prestige Bancorp, a registered savings and loan holding company, with principal offices in Pleasant Hills, Pennsylvania, owns all of the issued and outstanding capital stock of Prestige Bank, with principal offices in Pleasant Hills, Pennsylvania;

         WHEREAS, the Board of Directors of Prestige Bancorp deems it advisable and in the best interests of Prestige Bancorp shareholders and the Board of Directors of Northwest Bancorp deems it advisable and in the best interests of Northwest Bancorp shareholders to consummate the business combination transaction contemplated herein whereby: (i) Northwest Merger Subsidiary, subject to the terms and conditions set forth herein, shall merge with and into Prestige Bancorp, with Prestige Bancorp as the surviving entity (the "Merger"),
(ii) Prestige Bancorp shall merge with or liquidate into Northwest Bancorp, with Northwest Bancorp as the surviving entity (the "Company Merger"), with the result that Prestige Bank shall be a wholly-owned subsidiary of Northwest Bancorp, and (iii) Prestige Bank shall merge with and into Northwest Savings Bank, with Northwest Savings Bank as the surviving entity (the "Bank Merger") (the Merger, Company Merger and the Bank Merger are sometimes collectively referred to as the "Mergers"); and

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

                  "Agreement" means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Northwest Bancorp, Northwest Merger Subsidiary and Prestige Bancorp.

                  "Applications" means the applications for all Regulatory Approvals that are required by the transactions contemplated hereby.

                  "Bank Merger" means the merger of Prestige Bank with and into Northwest Savings Bank, with Northwest Savings Bank as the surviving institution.

                  "Business Day" means any day other than a Saturday, Sunday or Federal holiday.

                  "Closing Date" means the Business Day determined by Northwest Bancorp, in its sole discretion, upon five (5) days prior written notice to Prestige Bancorp, but in no event later than fifteen (15) Business Days after the last condition precedent (other than the delivery of certificates or other instruments and documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Northwest Bancorp and Prestige Bancorp shall mutually agree.

                  "Closing Expense Statement" has the meaning given to that term in Section 5.10(c) of this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company Merger" means the merger or liquidation of Prestige Bancorp, as a wholly owned subsidiary of Northwest Bancorp, with and into Northwest Bancorp, with Northwest Bancorp being the surviving corporation.

                  "Compensation and Benefit Plans" means any bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by Prestige Bancorp or Prestige Bank in which any employee or former employee, consultant or former consultant or director or former director of Prestige Bancorp or Prestige Bank participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits other than plans and programs involving immaterial obligations.

                  "Department" means the Pennsylvania Department of Banking.

                  "Disclosure Schedule" means any of the Northwest Bancorp Disclosure Schedules or the Prestige Bancorp Disclosure Schedules.

                  "DOL" means the U.S. Department of Labor.

                  "Environmental Law" means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state Regulatory Authority relating to
         (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety relating to the presence of Hazardous Material, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                  "Exchange Agent" means American Stock Transfer & Trust Company, the transfer agent for Northwest Bancorp, or such other entity selected by Northwest Bancorp and agreed to by Prestige Bancorp.

                  "FDIA" means the Federal Deposit Insurance Act, as amended.

                  "FDIC" means the Federal Deposit Insurance Corporation.

                  "FHLB" means a Federal Home Loan Bank.

                  "FRB" means the Board of Governors of the Federal Reserve System.

                  "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

                  "Hazardous Material" means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

                  "HOLA" means the Home Owners' Loan Act, as amended.

                  "IRS" means the Internal Revenue Service.

                  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known, by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

                  "Loan Property" shall have the meaning given to such term in
         Section 3.14(b) of this Agreement.

                  "Material Adverse Effect" shall mean, with respect to a Person, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any such effect caused by (i) any change in the value of such Person's assets resulting from a change in interest rates generally, (ii) any change or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) or affect(s) financial institutions generally, (iii) compliance with this Agreement, (iv) any facts or circumstances existing on the date hereof and identified in a Disclosure Schedule attached to this Agreement on the date hereof or (v) expenses incurred in connection with this Agreement and the transactions contemplated thereby.

                  "Merger" means the merger of Northwest Merger Subsidiary with and into Prestige Bancorp, with Prestige Bancorp as the surviving corporation.

                  "Merger Effective Date" means that date upon which the articles of merger as to the Merger are accepted for filing by the Office of the Pennsylvania Secretary of State, or such other date as otherwise stated in such filed articles of merger, in accordance with Pennsylvania law. The Merger Effective Date shall be the same date as the Closing Date.

                  "Merger Consideration" has the meaning given to that term in
         Section 2.02(i) of this Agreement.

                  "Northwest Bancorp Disclosure Schedules" means the Disclosure Schedules delivered by Northwest Bancorp to Prestige Bancorp pursuant to Article IV of this Agreement.

                  "Northwest Bancorp Financials" means (i) the audited consolidated financial statements of Northwest Bancorp as of June 30, 2001 and 2000 and for the three years ended June 30, 2001, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Northwest Bancorp as of each calendar quarter thereafter.

                  "Northwest Bancorp Regulatory Reports" means the Thrift Financial Reports of Northwest Savings Bank and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended June 30, 2001, through the Closing Date, and all Annual, Quarterly and Current Reports filed on Form H-(b)11 with the OTS by Northwest Bancorp from June 30, 2001 through the Closing Date.

                  "Northwest Bancorp Subsidiary" means any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by Northwest Bancorp or Northwest Savings Bank, except any corporation limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Northwest Savings Bank in the ordinary course of its lending activities.

                  "OTS" means the Office of Thrift Supervision.

                  "PBCA" means the Pennsylvania Business Corporations Act, as from time to time amended, and any successor thereto.

                  "Participation Facility" shall have the meaning given to such term in Section 3.14(b) of this Agreement.

                  "Pension Plan" has the meaning given to that term in Section
         3.12 of this Agreement.

                  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

                  "Prestige Bancorp Common Stock" shall have the meaning given to such term in Section 3.02(a).

                  "Prestige Bancorp Disclosure Schedules" means the Disclosure Schedules delivered by Prestige Bancorp to Northwest Bancorp pursuant to Article III of this Agreement.

                  "Prestige Bancorp ESOP" means the Prestige Bancorp Employee Stock Ownership Plan and Trust.

                  "Prestige Bancorp Financials" means (i) the audited consolidated financial statements of Prestige Bancorp as of December 31, 2000 and 1999 and for the three years ended December 31, 2000, including the notes thereto included in Securities Documents filed by Prestige Bancorp, and (ii) the unaudited interim consolidated financial statements of Prestige Bancorp as of each calendar quarter thereafter included in Securities Documents filed by Prestige Bancorp.

                  "Prestige Bancorp Option" means issued and outstanding options granted by Prestige Bancorp to purchase shares of Prestige Bancorp Common Stock pursuant to the Prestige Bancorp Stock Option Plan.

                  "Prestige Bancorp Regulatory Reports" means the Thrift Financial Reports of Prestige Bank and accompanying schedules, as filed with the OTS, for each appropriate calendar quarter beginning with the quarter ended December 31, 2000, through the Closing Date, and all Annual, Quarterly and Current Reports filed with the OTS by Prestige Bancorp from December 31, 2000 through the Closing Date.

                  "Prestige Bancorp Subsidiary" means any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by Prestige Bancorp or Prestige Bank, except any corporation limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Prestige Bank in the ordinary course of its lending activities.

                  "Prestige Bancorp Restricted Stock Plan" means the Prestige Bancorp Recognition and Retention Plan and Trust dated as of March 20, 1997, as amended from time to time.

                  "Prestige Bancorp Stock Option Plan" means the Prestige Bancorp 1997 Stock Option Plan dated as of March 20, 1997, as amended from time to time.

                  "Proxy Statement" means the proxy statement, together with any supplements thereto, to be transmitted to holders of Prestige Bancorp Common Stock in connection with the transactions contemplated by this Agreement.

                  "Regulatory Agreement" has the meaning given to that term in
         Section 3.11(c) of this Agreement.

                  "Regulatory Approvals" means all consents, waivers, approvals, nonobjections and clearances required to be obtained from or issued by the OTS, the FRB, the FDIC, the Department, the SEC or the respective staffs thereof in order to complete the transactions contemplated hereby, including any required approval of the OTS under the Supervisory Agreement.

                  "Regulatory Authority" means any agency or department of any federal, state or local government, including without limitation the OTS, the FRB, the FDIC, the Department, the SEC or the respective staffs thereof.

                  "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities or to make payments of cash in lieu of issuing such securities or in respect to such securities.

                  "SAIF" means the Savings Association Insurance Fund of the
         FDIC.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

                  "Securities Documents" means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

                  "Securities Laws" means the Securities Act and the Exchange
         Act.

                  "Subsidiary" means any corporation, limited liability company, limited liability partnership or partnership, whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by another entity, except any corporation the stock or other equity ownership interest of which is held as security by either Northwest Savings Bank or Prestige Bank, as the case may be, in the ordinary course of its lending activities.

                  "Supervisory Agreement" means that certain Supervisory Agreement dated as of September 20, 2000, by and among the OTS, Prestige Bank and the directors of Prestige Bank.

                  "Surviving Corporation" has the meaning given to that term in
         Section 2.01(a)(i) of this Agreement.

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

         Section 2.01.  Effects of Merger; Surviving Corporation.

         (a) As of the Merger Effective Date, the following shall occur:

                  (i) Northwest Merger Subsidiary shall merge with and into Prestige Bancorp; the separate existence of Northwest Merger Subsidiary shall cease; Prestige Bancorp shall be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Northwest Bancorp; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Northwest Merger Subsidiary shall be taken and deemed to be transferred to and vested in Prestige Bancorp, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the PBCA.

                  (ii) the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read in their entirety as the Articles of Incorporation of Northwest Merger Subsidiary, in effect immediately prior to the Merger Effective Date; and the Bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the Bylaws of Northwest Merger Subsidiary, in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

                  (iii) the directors of Northwest Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the directors of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                  (iv) the officers of Northwest Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the officers of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

         (b) Notwithstanding any provision of this Agreement to the contrary, Northwest Bancorp may elect, subject to the filing of all Applications and the receipt of all Regulatory Approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the shareholders of Prestige Bancorp as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount or delayed in payment following the Merger Effective Date because of such modification, (iii) such modification will not materially increase the obligations, liabilities or duties of Prestige Bancorp or Prestige Bank prior to the Merger Effective Date, and (iv) such modification will not be likely to delay or jeopardize receipt of any Regulatory Approvals or of the tax opinion required under Sections 6.02(h).

         Section 2.02. Conversion of Shares. At the Merger Effective Date, by virtue of the Merger and without any action on the part of Prestige Bancorp or the holders of shares of Prestige Bancorp Common Stock:

         (i) Each outstanding share of Prestige Bancorp Common Stock issued and outstanding at the Merger Effective Date, except as provided in clauses (ii) and
(iii) of this Section, shall cease to be outstanding, and shall be converted into the right to receive $13.75 in cash (the "Merger Consideration").

         (ii) Any shares of Prestige Bancorp Common Stock which are owned or held by any party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Merger Effective Date shall be deemed cancelled and the certificates for such shares shall be deemed retired, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of Northwest Bancorp shall be issued or exchanged therefor.

         (iii) Each share of Northwest Merger Subsidiary common stock issued and outstanding immediately before the Merger Effective Date shall be converted into and become an outstanding share of common stock of the Surviving Corporation.

         (iv) The holders of certificates (immediately prior to the Merger) representing shares of Prestige Bancorp Common Stock (any such certificate being hereinafter referred to as a "Certificate") shall cease to have any rights as shareholders of Prestige Bancorp, except such rights, if any, as they may have pursuant to applicable law and this Agreement.

         Section  2.03.  Exchange Procedures.

         (a) As promptly as practicable after the Merger Effective Date, and in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of outstanding shares of Prestige Bancorp Common Stock a letter of transmittal in form and substance reasonably acceptable to Prestige Bancorp ("Letter of Transmittal") containing instructions for the surrender of the Certificate(s) held by such holder for payment therefore. Upon a holder's surrender of the Certificate(s) to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon. Approval of this Agreement by the shareholders of Prestige Bancorp shall constitute authorization for Northwest Bancorp to designate and appoint the Exchange Agent. Neither Northwest Bancorp nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former shareholder of Prestige Bancorp until such former shareholder surrenders his Certificate(s).

         (b) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered in exchange therefore is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (c) Contemporaneously with or prior to the Merger, Northwest Bancorp and/or Northwest Savings Bank shall deposit or cause to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the Prestige Bancorp shareholders shall be entitled to receive on the Merger Effective Date pursuant to Section 2.02 hereof.

         (d) The payment of the Merger Consideration upon the exchange of Prestige Bancorp Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such Prestige Bancorp Common Stock.

         (e) Promptly following the date which is twelve (12) months after the Merger Effective Date, the Exchange Agent shall deliver to Northwest Bancorp all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Prestige Bancorp Common Stock may surrender such Certificate to Northwest Bancorp and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefore the Merger Consideration multiplied by the number of shares of Prestige Bancorp Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

         (f) As of the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of Prestige Bancorp of the shares of Prestige Bancorp Common Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of Prestige Bancorp shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

         (g) In the event any Certificate for Prestige Bancorp Common Stock shall have been lost, stolen or destroyed, the Exchange Agent (or Northwest Bancorp, if the Exchange Agent's duties hereunder have been discharged) shall deliver (except as otherwise provided in Section 2.02(iii)) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that Northwest Bancorp may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as Northwest Bancorp may determine as indemnity against any claim that may be made against Prestige Bancorp, Northwest Bancorp or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

         Section 2.04. Stock Options. Prestige Bancorp Disclosure Schedule 2.04 attached hereto sets forth all of the outstanding Prestige Bancorp Options (whether vested or unvested) and the exercise price for each such Prestige Bancorp Option. At the Merger Effective Date, each Prestige Bancorp Option, whether or not such option is exercisable as of the Merger Effective

Date, shall, by reason of the Merger, cease to be outstanding and be converted into the right to receive in cash an amount equal to (i) the difference (if a positive number) between (A) the Merger Consideration and (B) the exercise price of each such Prestige Bancorp Option multiplied by (ii) the number of shares of Prestige Bancorp Common Stock subject to the Prestige Bancorp Option.

         Section 2.05. Restricted Stock. Prestige Bancorp Disclosure Schedule
2.05 attached hereto sets forth all of the outstanding unvested awards under the Prestige Bancorp Restricted Stock Plan. At the Merger Effective Date, each unvested share of restricted stock awarded pursuant to the Prestige Bancorp Restricted Stock Plan shall automatically vest and the holder thereof shall be entitled to receive the Merger Consideration.

                                   ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF PRESTIGE BANCORP AND PRESTIGE BANK

         Prestige Bancorp and Prestige Bank represent and warrant to Northwest Bancorp and Northwest Savings Bank that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article III), except as set forth in the Prestige Bancorp Disclosure Schedules delivered by Prestige Bancorp to Northwest Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Prestige Bancorp and Prestige Bank have made a good faith effort to ensure that the disclosure on each schedule of the Prestige Bancorp Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Prestige Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

         Section 3.01 Organization.

         (a) Prestige Bancorp is a corporation duly organized, validly existing and in good standing under the PBCA, and is duly registered as a savings and loan holding company under the HOLA. Prestige Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prestige Bancorp.

         (b) Prestige Bank is a Federal savings bank organized, validly existing and in good standing under the laws of the United States. Prestige Bank and Prestige Insurance Services, LLP ("Prestige Insurance Services") are the only Subsidiaries of Prestige Bancorp. The deposits of Prestige Bank are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Prestige Bank when due. Prestige Bank has no Subsidiary.

         (c) Prestige Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein.

         (d) The respective minute books of Prestige Bancorp and Prestige Bank accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

         (e) Prior to the date of this Agreement, Prestige Bancorp and each Prestige Bancorp Subsidiary has made available to Northwest Bancorp true and correct copies of their respective articles of incorporation or charter, and bylaws, each of which is attached hereto as Prestige Bancorp Disclosure Schedule 3.01(e).

         Section 3.02 Capitalization.

         (a) The authorized capital stock of Prestige Bancorp consists of 10,000,000 shares of common stock, par value $1.00 per share ("Prestige Bancorp Common Stock"), of which 1,059,371 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 5,000,000 shares of preferred stock, par value $1.00 per share ("Prestige Bancorp Preferred Stock"), none of which are outstanding. There are 242,140 shares of Prestige Bancorp Common Stock held by Prestige Bancorp as treasury stock. Neither Prestige Bancorp nor Prestige Bank has or is bound by any Rights or other agreements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Prestige Bancorp Common Stock, or any other security of Prestige Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Prestige Bancorp Common Stock or any other security of Prestige Bancorp, other than shares issuable under the Prestige Bancorp Stock Option Plan (the number of which is set forth in Prestige Bancorp Disclosure Schedule 2.04, and which are not considered outstanding), shares issuable under or held pursuant to the Prestige Bancorp Restricted Stock Plan (the number of which is identified in Prestige Bancorp Disclosure Schedule 2.05 and which are considered outstanding), and shares held pursuant to the ESOP (which are considered outstanding). Prestige Bancorp Disclosure Schedule 3.02(a) sets forth (i) the name of each holder of unvested awards under the Prestige Bancorp Restricted Stock Plan and each holder of awards (whether vested or unvested) of Stock Options under the Prestige Bancorp Stock Option Plan, the number of shares each such individual may acquire pursuant to the exercise of Prestige Bancorp Stock Options, the number of shares of restricted stock held by each such individual under the Prestige Bancorp Restricted Stock Plan, the vesting dates, and the exercise price relating to the Prestige Bancorp Stock Options, and (ii) the name of each participant under the Prestige Bancorp ESOP, the number of shares of Prestige Bancorp Common Stock allocated to each such participant and the unallocated shares of Prestige Bancorp Common Stock held by the Prestige Bancorp ESOP. Except as set forth in Prestige Bancorp Disclosure Schedule 3.02(a), there are no shares of restricted stock of Prestige Bancorp outstanding, or authorized to be issued pursuant to any Compensation and Benefit Plan of Prestige Bancorp.

         (b) Prestige Bancorp owns all of the capital stock of Prestige Bank, free and clear of any lien or encumbrance. Except for Prestige Bank and Prestige Insurance Services, Prestige Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Prestige Bancorp, equity interests held by Prestige Bank in a fiduciary capacity, and equity interests held in connection with the lending activities of Prestige Bank, including stock in the FHLB of Pittsburgh.

         (c) To Prestige Bancorp's Knowledge (based solely upon filings made by Persons pursuant to Section 13(d) of the Exchange Act), other than as set forth in Prestige Bancorp Disclosure Schedule 3.02(c), no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Prestige Bancorp Common Stock.

         Section 3.03 Authority; No Violation.

         (a) Prestige Bancorp and Prestige Bank each has full corporate power and authority to execute and deliver this Agreement and, subject to a favorable vote of the Prestige Bancorp shareholders and receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Prestige Bancorp and Prestige Bank and the completion by Prestige Bancorp and Prestige Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of Prestige Bancorp and Prestige Bank, and, except for approval of the shareholders of Prestige Bancorp, no other corporate proceedings on the part of Prestige Bancorp or Prestige Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. Subject to any required OTS nonobjection pursuant to the Supervisory Agreement, this Agreement has been duly and validly executed and delivered by Prestige Bancorp and Prestige Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of Prestige Bank, and by Prestige Bancorp in its capacity as sole shareholder of Prestige Bank, and subject to approval by the shareholders of Prestige Bancorp and receipt of the Regulatory Approvals, constitutes the valid and binding obligations of Prestige Bancorp and Prestige Bank, enforceable against Prestige Bancorp and Prestige Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Prestige Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

         (b) (A) Subject to any required OTS nonobjection pursuant to the Supervisory Agreement, the execution and delivery of this Agreement by Prestige Bancorp and Prestige Bank, (B) subject to receipt of all Regulatory Approvals and the compliance by Prestige Bancorp and Northwest Bancorp with any conditions contained therein, and subject to the receipt of the approval of shareholders of Prestige Bancorp, the effectiveness of this Agreement and the consummation of the transactions contemplated hereby, and (C) compliance by Prestige Bancorp and Prestige Bank with all of the terms, conditions or provisions hereof will not
(i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Prestige Bancorp or the charter and bylaws of Prestige Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prestige Bancorp or Prestige Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of

Prestige Bancorp or Prestige Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Prestige Bancorp or Prestige Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Prestige Bancorp and Prestige Bank taken as a whole.

         Section 3.04 Consents. Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the shareholders of Prestige Bancorp and Prestige Bank, the filing of articles of merger with the Office of the Pennsylvania Secretary of State pursuant to the PBCA, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any Persons are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Prestige Bancorp and Prestige Bank, and (b) the completion by Prestige Bancorp and Prestige Bank of the transactions contemplated hereby. Prestige Bancorp and Prestige Bank have no reason to believe that (i) any Regulatory Approvals will not be received or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

         Section 3.05 Financial Statements.

         (a) Prestige Bancorp has previously made available to Northwest Bancorp the Prestige Bancorp Regulatory Reports. The Prestige Bancorp Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of Prestige Bancorp as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

         (b) Prestige Bancorp has previously made available to Northwest Bancorp the Prestige Bancorp Financials. The Prestige Bancorp Financials have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Prestige Bancorp and Prestige Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

         (c) At the date of each balance sheet included in the Prestige Bancorp Financials or the Prestige Bancorp Regulatory Reports, Prestige Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Prestige Bancorp Financials or Prestige Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

         Section 3.06 Taxes. Prestige Bancorp and Prestige Bank are members of the same affiliated group within the meaning of Code Section 1504(a). Prestige Bancorp has duly filed all federal, state and material local tax returns required to be filed by or with respect to Prestige Bancorp and Prestige Bank on or prior to the Merger Effective Date (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Prestige Bancorp and Prestige Bank by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Merger Effective Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Prestige Bancorp or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Prestige Bancorp or any of its Subsidiaries do not file tax returns that Prestige Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. Prestige Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Prestige Bancorp and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Prestige Bancorp and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

         Section 3.07. No Material Adverse Effect. Except as disclosed in the Securities Documents and other documents or releases set forth on Prestige Bancorp Disclosure Schedule 3.07, Prestige Bancorp has not suffered any Material Adverse Effect since December 31, 2000.

         Section 3.08.  Material Contracts; Leases; Defaults.

         (a) Except as set forth in Prestige Bancorp Disclosure Schedule 3.08(a), and except for this Agreement, and those agreements and other documents filed as exhibits to Prestige Bancorp's Securities Documents, neither Prestige Bancorp nor Prestige Bank is a party to, bound by or subject to (i) agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (ii) any collective bargaining agreement with any labor union relating to employees of Prestige Bancorp or Prestige Bank; (iii) any agreement which by its terms limits the payment of dividends by Prestige Bancorp or Prestige Bank; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Prestige Bancorp or Prestige Bank is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB of Pittsburgh advances, bankers' acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Merger Effective Date to Northwest Bancorp or any Northwest Bancorp Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of Prestige Bancorp or Prestige Bank to engage in any type of banking or bank-related business which Prestige Bancorp or Prestige Bank is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Prestige Bancorp or Prestige Bank (it being understood that any non-compete or similar provision shall be deemed material).

         (b) Each real estate lease that may require the consent of the lessor or its agent resulting from the Company Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in Prestige Bancorp Disclosure
Schedule 3.08(b)(1) identifying the section of the lease that contains such prohibition or restriction. Except as set forth in Prestige Bancorp Disclosure
Schedule 3.08(b)(2), neither Prestige Bancorp nor Prestige Bank is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (c) True and correct copies of "material contracts," agreements, instruments, contracts, arrangements, commitments, leases or understandings identified in Prestige Bancorp Disclosure Schedule 3.08(a) and 3.08(b)(1) have been made available to Northwest Bancorp on or before the date hereof, and are in full force and effect on the date hereof and neither Prestige Bancorp nor Prestige Bank (nor, to the Knowledge of Prestige Bancorp or any Prestige Bancorp Subsidiary), any other party to any such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding) has materially breached any provision of, or is in default in any respect under any term of, any such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding. No party to any such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding will have the right to terminate any or all of the provisions of any such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding as a result of the execution of, and the transactions contemplated by, this Agreement, or require the payment of an early termination fee or penalty. No such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding to which Prestige Bancorp or Prestige Bank is a party or under which Prestige Bancorp or Prestige Bank may be liable contains provisions which permit an independent contractor to terminate it without cause and after such termination without cause continue to accrue future benefits thereunder.

         Section 3.09.  Ownership of Property; Insurance Coverage.

         (a) Except as set forth in Prestige Bancorp Disclosure Schedule 3.09(a), Prestige Bancorp and the Prestige Bank each has good and, as to real property, marketable title to all material assets and properties owned by Prestige Bancorp or Prestige Bank in the conduct of their business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Prestige Bancorp Regulatory Reports and in the Prestige Bancorp Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material liens, mortgages, security interests or pledges, or to the Knowledge of Prestige Bancorp, material and adverse encumbrances, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB of Pittsburgh, inter-bank credit facilities, or any transaction by Prestige Bank acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Prestige Bancorp and Prestige Bank, as lessee, have the right under valid and subsisting leases of real and personal properties used by Prestige Bancorp and Prestige Bank in the conduct of their business to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Prestige Bancorp Financials.

         (b) With respect to all material agreements pursuant to which Prestige Bancorp or Prestige Bank has purchased securities subject to an agreement to resell, if any, Prestige Bancorp or Prestige Bank has a lien or security interest (which to Prestige Bancorp's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (c) Prestige Bancorp and Prestige Bank each currently maintains insurance considered by Prestige Bancorp to be reasonable for their respective operations. Prestige Bancorp has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Prestige Bancorp Disclosure Schedule 3.09(c), there are presently no material claims pending under such policies of insurance and no notices have been given by Prestige Bancorp under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years Prestige Bancorp has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Prestige Bancorp Disclosure Schedule 3.09(c) identifies all policies of insurance maintained by Prestige Bancorp and Prestige Bank.

         Section 3.10. Legal Proceedings. Except as set forth in Prestige Bancorp Disclosure Schedule 3.10, neither Prestige Bancorp nor Prestige Bank is a party to any, and there are no pending or, to the Knowledge of either Prestige Bancorp or Prestige Bank, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Prestige Bancorp or Prestige Bank (other than routine bank regulatory examinations), (ii) to which Prestige Bancorp's or Prestige Bank's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Prestige Bancorp or Prestige Bank to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Prestige Bancorp and Prestige Bank, taken as a whole.

         Section 3.11 Compliance With Applicable Law.

         (a) Except as set forth in Prestige Bancorp Disclosure Schedule 3.11(a), since January 1, 1997, Prestige Bancorp and Prestige Bank each was, and is, in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

         (b) Except as set forth in Prestige Bancorp Disclosure Schedule 3.11(b), Prestige Bancorp and Prestige Bank each has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Prestige Bancorp and Prestige Bank, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

         (c) Other than as set forth in Prestige Bancorp Disclosure Schedule 3.11(c), neither Prestige Bancorp nor Prestige Bank has received any notification or communication from any Regulatory Authority (i) asserting that Prestige Bancorp or Prestige Bank is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Prestige Bancorp or Prestige Bank; (iii) requiring or threatening to require Prestige Bancorp or Prestige Bank, or indicating that Prestige Bancorp or Prestige Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Prestige Bancorp or Prestige Bank, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Prestige Bancorp or Prestige Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory

Agreement"). Other than as set forth in Prestige Bancorp Disclosure Schedule 3.11(c), neither Prestige Bancorp nor Prestige Bank has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Prestige Bank as to compliance with the Community Reinvestment Act ("CRA") is satisfactory or better.

         Section 3.12 Employee Benefit Plans.

         (a) Prestige Bancorp Disclosure Schedule 3.12 includes a list of all existing Compensation and Benefit Plans. Each Compensation and Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the IRC (an "Prestige Bancorp or Prestige Bank Qualified Plan") has received a favorable determination letter from the IRS or was a prototype document that has received a favorable letter from the IRS, and Prestige Bancorp and Prestige Bank have no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There has been no announcement or commitment by Prestige Bancorp, Prestige Bank or any of its Subsidiaries to create an additional Compensation and Benefit Plan, or to amend any Compensation and Benefit Plan, except for amendments required by applicable law to maintain its qualified status or otherwise, which do not materially increase the cost of such Compensation and Benefit Plan.

         (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as set forth in Prestige Bancorp Disclosure Schedule3.10(a), there is no material pending, or to the Knowledge of Prestige Bancorp threatened, litigation, administrative action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither Prestige Bancorp nor Prestige Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Prestige Bancorp or Prestige Bank to a tax or penalty imposed by either Section 4975 of the Code or
Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day next preceding the Merger Effective Date.

         (c) No liability under Title IV of ERISA has been incurred by Prestige Bancorp or Prestige Bank or any of its Subsidiaries with respect to any Compensation and Benefit Plan which is subject to Title IV of ERISA, or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) ("Prestige Bancorp or Prestige Bank Pension Plan") currently or formerly maintained by Prestige Bancorp or Prestige Bank or any entity which is considered one employer with Prestige Bancorp or Prestige Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an "ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Prestige Bancorp or Prestige Bank or any ERISA Affiliate of incurring a liability under such Title. No Prestige Bancorp or Prestige Bank Pension Plan had an "accumulated funding deficiency" (as defined in

Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Prestige Bancorp or Prestige Bank Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Prestige Bancorp or Prestige Bank Pension Plan as of the end of the most recent plan year with respect to the respective Prestige Bancorp or Prestige Bank Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Prestige Bancorp or Prestige Bank Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither Prestige Bancorp or Prestige Bank nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Except as set forth in Prestige Bancorp's Disclosure Schedule 3.12, neither Prestige Bancorp or Prestige Bank, nor any ERISA Affiliate, nor any Compensation and Benefit Plan, including any Prestige Bancorp or Prestige Bank Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Prestige Bancorp or Prestige Bank, any ERISA Affiliate, and any Compensation and Benefit Plan, including any Prestige Bancorp or Prestige Bank Pension Plan any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the IRC.

         (d) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Prestige Bancorp or Prestige Bank is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on Prestige Bancorp's consolidated financial statements to the extent required and in accordance with GAAP. Prestige Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan in accordance with applicable laws and GAAP consistently applied. None of Prestige Bancorp, Prestige Bank nor any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or
(y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under
Section 412(n) of the Code or pursuant to ERISA.

         (e) Neither Prestige Bancorp nor Prestige Bank has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Prestige Bancorp or Prestige Bank that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

         (f) Prestige Bancorp and Prestige Bank do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

         (g) With respect to each Compensation and Benefit Plan, if applicable, Prestige Bancorp has provided or made available to Northwest Bancorp copies of the: (A) trust instruments and insurance contracts; (B) most recent Form 5500 filed with the IRS; (C) most recent actuarial report and financial statement;
(D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; and
(G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

         (h) Except as set forth in Prestige Bancorp Disclosure Schedules 3.02(a), 3.12, 3.18, and 5.11(e), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

         (i) Neither Prestige Bancorp nor Prestige Bank maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

         (j) Except as set forth in Prestige Bancorp Disclosure Schedule 3.12, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date), entitle any current or former employee, director or independent contractor of Prestige Bancorp or Prestige Bank to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

         (k) Except as set forth in Prestige Bancorp Disclosure Schedule 3.02(a) or 3.12, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof, other than as set forth in Section 5.11(g) hereof.

         Section 3.13. Brokers, Finders and Financial Advisors. Except for the engagement of FinPro, Inc. ("FinPro") in connection with the transactions contemplated by this agreement, neither Prestige Bancorp nor Prestige Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Prestige Bancorp Financials.

         Section 3.14. Environmental Matters.

         (a) With respect to Prestige Bancorp and Prestige Bank:

                  (i) Except as set forth in Prestige Bancorp Disclosure
Schedule 3.14, each of Prestige Bancorp and Prestige Bank, the Participation Facilities, and, to Prestige Bancorp's Knowledge, the Loan Properties are, and have been, in material compliance with, and are not liable under, any Environmental Laws;

                  (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Prestige Bancorp's Knowledge, threatened, before any court, governmental agency or board or other forum against it or Prestige Bank or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or Prestige Bank or any Participation Facility;

                  (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Prestige Bancorp's Knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or Prestige Bancorp or Prestige Bank in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                  (iv) Except as set forth in Prestige Bancorp Disclosure
Schedule 3.14, to Prestige Bancorp's Knowledge, the properties currently owned or operated by Prestige Bancorp or Prestige Bank (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

                  (v) Neither Prestige Bancorp nor Prestige Bank has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any other Person indicating that it may be in violation of, or liable under, any Environmental Law;

                  (vi) To Prestige Bancorp's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Prestige Bancorp or Prestige Bank or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Prestige Bancorp or Prestige Bank or any Participation Facility; and

                  (vii) Except as set forth in Prestige Bancorp Disclosure
Schedule 3.14, to Prestige Bancorp's Knowledge, during the period of (s) Prestige Bancorp's or Prestige Bank's ownership or operation of any of their respective current properties or (t) Prestige Bancorp's or Prestige Bank's participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties.

To Prestige Bancorp's Knowledge, prior to the period of (x) Prestige Bancorp's or Prestige Bank's ownership or operation of any of their respective current properties or (y) Prestige Bancorp's or Prestige Bank's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

         (b) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         Section 3.15. Loan Portfolio.

         (a) The allowances for possible losses reflected in the consolidated balance sheets contained in the Prestige Bancorp Financials as of and for the period ending September 30, 2001 were adequate under GAAP, and the allowances for possible losses shown on the consolidated balance sheets contained in the Prestige Bancorp Financials as of and for periods ending after September 30, 2001 will be adequate as of the dates thereof under GAAP.

         (b) Prestige Bancorp Disclosure Schedule 3.15(b) sets forth a listing, as of the last Business Day prior to the date of this Agreement, by account, of:
(A) all loans (including loan participations) of Prestige Bancorp or Prestige Bank that have been accelerated during the past twelve (12) months; (B) all loan commitments or lines of credit of Prestige Bancorp or Prestige Bank that have been terminated by Prestige Bancorp or Prestige Bank during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower;
(C) all loans, lines of credit and loan commitments as to which Prestige Bancorp or Prestige Bank has given written notice of its intent to terminate during the past twelve (12) months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Prestige Bancorp or Prestige Bank to any of their respective borrowers, customers or other parties during the past twelve (12) months wherein Prestige Bancorp or Prestige Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Prestige Bancorp or Prestige Bank during the past twelve (12) months of, or has asserted against Prestige Bancorp or Prestige Bank, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of Prestige Bancorp, each borrower, customer or other party which has given Prestige Bancorp or Prestige Bank any oral notification of, or orally asserted to or against Prestige Bancorp or Prestige Bank, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Prestige Bancorp or Prestige Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

         (c) To the Knowledge of Prestige Bancorp and Prestige Bank, all loans receivable (including discounts) and accrued interest entered on the books of Prestige Bancorp and Prestige Bank arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Prestige Bancorp's or Prestige Bank's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are to the Knowledge of Prestige Bancorp true and genuine and are what they purport to be. Except as set forth in Prestige Bancorp Disclosure
Schedule 3.15, to the Knowledge of Prestige Bancorp, the loans, discounts and the accrued interest reflected on the books of Prestige Bancorp and Prestige Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Prestige Bancorp or Prestige Bank free and clear of any Liens, except for Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, and Liens in favor of the FHLB of Pittsburgh to secure advances of the FHLB of Pittsburgh to Prestige Bank. To the Knowledge of Prestige Bancorp and Prestige Bank, after discussions with representatives of the United States Department of Agriculture (the "USDA") in the ordinary course of business concerning the administration of the loans and loan participations hereinafter described, (i) all guarantees of the USDA of the loans (including loan participations) of Prestige Bank are currently in full force and effect, (ii) Prestige Bank has received no notice of dishonor, compromise or discount from the USDA concerning such loans and loan participations, and (iii) Prestige Bank has fulfilled all of its material obligations and has undertaken all necessary and material steps to preserve its rights under such guarantees. It is expressly understood that any breach of the representations and warranties contained in the last sentence of this Section 3.15(c), shall not authorize Northwest Bancorp to pursue a remedy for a willful breach under Section 8.01(b)(i) hereof.

         (d) To the Knowledge of Prestige Bancorp and Prestige Bank, the notes and other evidences of indebtedness evidencing the loans described in Section 3.15(c) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

         (e) No representation or warranty set in this Section 3.15 shall be deemed to be breached unless such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Prestige Bancorp and Prestige Bank taken as a whole.

         Section 3.16. Securities Documents. Prestige Bancorp has made available to Northwest Bancorp copies of its (i) annual reports on Form 10-K for the years ended December 31, 2000, 1999 and 1998, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and
(iii) proxy materials used or for use in connection with its meetings of shareholders held in 2001, 2000 and 1999. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

         Section 3.17. Related Party Transactions. Except as described in Prestige Bancorp's Proxy Statement distributed in connection with the 2001 annual meeting of shareholders or as otherwise set forth in Prestige Bancorp Disclosure Schedule 3.17, neither Prestige Bancorp nor Prestige Bank is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Prestige Bancorp. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Prestige Bancorp or Prestige Bank is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Prestige Bancorp nor Prestige Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Prestige Bancorp is inappropriate.

         Section 3.18. Schedule of Termination Benefits. Prestige Bancorp Disclosure Schedules 3.02(a), 3.18 and 5.11(e) include schedules and/or descriptions of all termination benefits and related payments that would or will be payable to the individuals identified thereon, excluding any Prestige Bancorp Options granted to such individuals, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Prestige Bancorp or Prestige Bank for the benefit of officers or directors of Prestige Bancorp or Prestige Bank (the "Benefits Schedule"), assuming their employment or service is terminated as of July 1, 2002 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

         Section 3.19. Deposits. None of the deposits of Prestige Bancorp or Prestige Bank is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

         Section 3.20. Antitakeover Provisions Inapplicable. Except as set forth in Prestige Bancorp Disclosure Schedule 3.20, the transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions Subchapters E, F, G, H, I and J of Chapter 25 of the PBCA and the Takeover Disclosure Law of the Commonwealth of Pennsylvania. The shareholder voting restrictions contained in Article 6 of Prestige Bancorp's articles of incorporation do not apply to the Merger. The affirmative vote of a majority of the issued and outstanding shares of Prestige

Bancorp Common Stock is required to approve this Agreement under Prestige Bancorp's articles of incorporation and the PBCA.

         Section 3.21. Registration Obligations. Neither Prestige Bancorp nor Prestige Bank is under any obligation, contingent or otherwise, that will survive the Merger Effective Date by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

         Section 3.22. Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Prestige Bancorp or Prestige Bank or their customers (all of which are set forth in Prestige Disclosure Schedule 3.22) were entered into in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Prestige Bancorp or Prestige Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Prestige Bancorp, Prestige Bank, nor to the Knowledge of Prestige Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

         Section 3.23. Fairness Opinion. Prestige Bancorp has received a written opinion from FinPro dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of Prestige Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view.

         Section 3.24. Dissenters' Rights. The transactions contemplated by this Agreement shall not give rise to dissenters' rights under the PBCA or Pennsylvania law or regulations, and the holders of shares of Prestige Bancorp Common Stock shall not have the right to dissent and obtain payment of the fair value of his shares under the PBCA.


                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF NORTHWEST SAVINGS BANK AND
                                NORTHWEST BANCORP

         Northwest Bancorp and Northwest Savings Bank represent and warrant to Prestige Bancorp and Prestige Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV), except as set forth in the Northwest Bancorp Disclosure Schedules delivered by Northwest Bancorp to Prestige Bancorp on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. Northwest

Bancorp and Northwest Savings Bank have made a good faith effort to ensure that the disclosure on each schedule of the Northwest Bancorp Disclosure Schedules corresponds to the Section referenced herein. However, for purposes of the Northwest Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

         Section 4.01. Organization.

         (a) Northwest Bancorp and Northwest MHC are corporations duly organized, validly existing and in good standing under the laws of the United States, and are duly registered as savings association holding companies under the HOLA. Northwest Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Northwest Bancorp.

         (b) Northwest Savings Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The deposits of Northwest Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Northwest Savings Bank. Each other Northwest Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

         (c) Northwest Savings Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein.

         (d) Prior to the date of this Agreement, Northwest Bancorp has delivered to Prestige Bancorp true and correct copies of the charter and bylaws of Northwest Bancorp and Northwest MHC, and Northwest Savings Bank has delivered to Prestige Bancorp true and correct copies of its articles of incorporation and bylaws.

         (e) Northwest Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with its principal executive offices in Warren, Pennsylvania. Northwest Merger Subsidiary is a wholly owned subsidiary of Northwest Bancorp.

         Section 4.02. Authority; No Violation.

         (a) Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary and the completion by Northwest Bancorp, Northwest Savings

Bank and Northwest Merger Subsidiary of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary and no other corporate proceedings on the part of Northwest Bancorp, Northwest Savings Bank or Northwest Merger Subsidiary are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary and, subject to receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, enforceable against Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Northwest Savings Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

         (b) (A) The execution and delivery of this Agreement by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.03 hereof and Prestige Bancorp's and Northwest Bancorp's and Northwest Merger Subsidiary's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Northwest Bancorp, or the articles of incorporation or bylaws of any Northwest Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northwest Bancorp or any Northwest Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Northwest Bancorp, Northwest Merger Subsidiary or Northwest Savings Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Northwest Bancorp, Northwest Merger Subsidiary or Northwest Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Northwest Bancorp.

         Section 4.03. Consents. Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the shareholders of Prestige Bancorp, the filing of articles of merger with the Office of the Pennsylvania Secretary of State pursuant to the PBCA, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any Persons are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, and
(b) the completion by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary of the transactions contemplated hereby. Northwest Bancorp has no reason to believe that (i) any Regulatory Approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or that would adversely impact the ability of Northwest Savings Bank and Northwest Bancorp to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

         Section 4.04. Financial Statements. Northwest Bancorp has made available to Prestige Bancorp the Northwest Bancorp Financials. Except as set forth in Northwest Bancorp Disclosure Schedule 4.04, the Northwest Bancorp Financials have been prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present the consolidated financial position, results of operations and cash flows of Northwest Bancorp and the Northwest Bancorp Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto.

         Section 4.05. Compliance With Applicable Law.

         (a) Each of Northwest Bancorp and each Northwest Bancorp Subsidiary is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

         (b) Each of Northwest Bancorp and each Northwest Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best Knowledge of Northwest Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

         (c) Neither Northwest Bancorp nor any Northwest Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Northwest Bancorp or any Northwest Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Northwest Bancorp or any Northwest Bancorp Subsidiary; (iii) requiring or threatening to require Northwest Bancorp or any Northwest Bancorp Subsidiary, or indicating that Northwest Bancorp or any Northwest Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Northwest Bancorp or any Northwest Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Northwest Bancorp or any Northwest Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Northwest Bancorp nor any Northwest Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Northwest Savings Bank as to compliance with the CRA is satisfactory or better.

         Section 4.06. Financing. As of the Merger Effective Date and giving effect to the Mergers, Northwest Bancorp and Northwest Savings Bank together will have funds that are sufficient and available to meet their obligations under this Agreement.

         Section 4.07. Regulatory Approvals. Northwest Bancorp and Northwest Savings Bank are not aware of any reason that they cannot obtain the Regulatory Approvals, and neither Northwest Bancorp nor Northwest Savings Bank has received any advice or information from any Regulatory Authority indicating that any such approval will be denied or are doubtful.

         Section 4.08. Tax Opinion. Northwest Bancorp and Northwest Savings Bank are not aware of any reason that they cannot obtain the tax opinion referenced in Section 6.02(h).

         Section 4.09. Legal Proceedings. Neither Northwest Bancorp nor Northwest Savings Bank is a party to any, and there are no pending or threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature that could materially adversely affect the ability of Northwest Bancorp or Northwest Savings Bank to perform under this Agreement.


                                    ARTICLE V
                            COVENANTS OF THE PARTIES

         Section 5.01.  Conduct of Prestige Bancorp's Business.

         (a) From the date of this Agreement to the Closing Date, Prestige Bancorp and Prestige Bank each will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Northwest Bancorp. Prestige Bancorp and Prestige Bank will use their reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the goodwill of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Northwest Bancorp in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, Prestige Bancorp will not, and Prestige Bancorp will not permit Prestige Bank to:

                  (i) amend any provision of its articles of incorporation, charter or other chartering documents or bylaws, impose, or suffer the imposition, on any share of stock held by Prestige Bancorp in Prestige Bank of any material lien, charge or encumbrance or permit any such lien to exist, or waive or release any material right or cancel or compromise any material debt or claim;

                  (ii) change the number of shares of its authorized capital stock or issue or grant any Right, option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, redeem or otherwise acquire any shares of such capital stock, or sell or issue any shares of capital stock (except pursuant to the exercise of Prestige Bancorp Options);

                  (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that Prestige Bank may pay cash dividends to Prestige Bancorp;

                  (iv) grant or agree to pay any bonus, severance or termination to, or enter into, extend or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any employee, officer or director, except
(i) as set forth in Prestige Bancorp Disclosure Schedules 3.12 or 3.18, (ii) for normal increases in the ordinary course of business consistent with past practice (it being understood that any salary increase of 4% or less shall be deemed an increase in the ordinary course of business consistent with past practice), and (iii) as otherwise provided in Section 5.11 hereof, or hire any new employee without consulting with Northwest Bancorp prior to such hiring;

                  (v) enter into or, except as may be required by law to maintain the qualified status thereof or otherwise required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or former directors, officers or employees, except as set forth in Prestige Bancorp Disclosure Schedule 5.01(a)(v); or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

                  (vi) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Prestige Bancorp, or Prestige Bank, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office except as set forth in Prestige Bancorp Disclosure Schedule 5.01(a)(vi);

                  (vii) sell or otherwise dispose of the capital stock of Prestige Bank, or sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, the collections and/or processing of checks, drafts, notes, instruments or letters of credit, Liens granted to the FHLB of Pittsburgh to secure advance to Prestige Bank from the FHLB of Pittsburgh, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any liability or indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                  (viii) make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, or GAAP;

                  (ix) acquire any new loan participation or loan servicing rights;

                  (x) except for any commitments disclosed on the Prestige Bancorp Disclosure Schedule 5.01(a)(x): make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in excess of $300,000; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $300,000; or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers (including obligors under loan participations) in the aggregate would exceed $750,000;

                  (xi) except for automatically renewing leases or as set forth in Prestige Bancorp Disclosure Schedule 5.01(a)(xi), renew or extend any lease, or by any act, or omission to act, allow any lease to renew or be extended;

                  (xii) make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

                  (xiii) except for the execution of, and as otherwise provided for, contemplated in, or permitted by, this Agreement, the Schedules, and the Exhibits hereto, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any Compensation and Benefit Plan;

                  (xiv) Except as set forth in Prestige Bancorp Disclosure
Schedule 5.01(a)(xiv), purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;

                  (xv) engage in any new loan transaction with an officer or director;

                  (xvi) materially change the pricing strategies of Prestige Bank with respect to its deposit or loan accounts;

                  (xvii) enter into any agreement, arrangement or commitment not made in the ordinary course of business;

                  (xviii) change its method of accounting in effect prior to the Merger Effective Date, except as required by changes in laws or regulations, by Regulatory Authorities having jurisdiction over Prestige Bancorp or Prestige Bank, or by GAAP concurred in by Prestige Bancorp's independent certified public accountants;

                  (xix) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xx) invest in "high risk" mortgage derivative investments as defined by the Federal Financial Institutions Examination Council;

                  (xxi) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

                  (xxii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xxiii) take any action that would result in any of the representations or warranties of Prestige Bancorp or Prestige Bank contained in this Agreement not to be true and correct in any material respect as of the Merger Effective Date or that could reasonably result in a material delay in consummation of the transactions contemplated hereby;

                  (xxiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon indicating that there is no apparent violation of or liability under the Environmental Laws, provided, however, that it shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws;

                  (xxv) except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000, settle any claim, action or proceeding; provided that no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to Prestige Bancorp and Prestige Bank, taken as a whole; or

                  (xxvi) agree to do any of the foregoing.

         Except as otherwise set forth above in this Section 5.01, for purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Northwest Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for Prestige Bancorp or Prestige Bank to do any of the following: (i) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (w) pledges of, or Liens on, assets to secure government deposits, advances made to Prestige Bank by FHLB of Pittsburgh, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts consistent with past practices, or the collection and/or processing of checks, drafts or letters of credit consistent with customary banking practices, or to exercise trust powers, (x) sales of assets received in satisfaction of debts previously contracted in the ordinary course of banking business, or (y) issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by Prestige Bancorp or a Prestige Bank or repurchase agreements made, in each case, in the ordinary course of banking business; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Prestige Bancorp or Prestige Bank of more than $10,000 annually, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof.

         Section 5.02. Access; Confidentiality.

         (a) Each of Prestige Bancorp and Prestige Bank shall permit Northwest Bancorp and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Prestige Bancorp and Prestige Bank, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Northwest Bancorp may have a reasonable interest (provided that Prestige Bancorp shall not be required to provide access to any information that would violate its, or Prestige Bank's, attorney-client privilege or would violate applicable law, regulation, or confidentiality agreement identified in Prestige Bancorp Disclosure Schedule 5.02(a)). Prestige Bancorp and Prestige Bank shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Northwest Bancorp and its representatives. In addition, from the date of this Agreement through the Closing Date, Prestige Bancorp and Prestige Bank shall permit employees of Northwest Bancorp reasonable access to information relating to problem loans, loan restructurings and loan workouts of Prestige Bancorp and Prestige Bank. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated October 9, 2001, between Prestige Bancorp and Northwest Bancorp (the "Confidentiality Agreement").

         (b) Northwest Bancorp agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Prestige Bancorp and Prestige Bank.

         (c) If the transactions contemplated by this Agreement shall not be consummated, Prestige Bancorp and Northwest Bancorp will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Prestige Bancorp and Northwest Bancorp shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

         Section 5.03. Regulatory Matters and Consents.

         (a) Northwest Bancorp and Northwest Savings Bank will prepare all Applications, make all filings, and pay all filing fees for all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement; and Northwest Bancorp and Northwest Savings Bank will and use their best efforts to obtain as promptly as practicable after the date hereof, all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Northwest Bancorp or Northwest Savings Bank for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

         (b) Prestige Bancorp will furnish Northwest Bancorp with all information concerning Prestige Bancorp and Prestige Bank as may be necessary or advisable in connection with any Application or filing made by or on behalf of Northwest Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Prestige Bancorp for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.

         (c) Northwest Bancorp and Prestige Bancorp will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority, and notice of material oral communications with the Regulatory Authorities, in respect of the transactions contemplated hereby, except information that is filed by either party that is designated as confidential.

         (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all Regulatory Approvals and other necessary permits, consents, approvals and authorizations of Regulatory Authorities. Northwest Bancorp will furnish Prestige Bancorp with (i) copies of all Applications prior to filing with any Regulatory Authority and provide Prestige Bancorp a reasonable opportunity to provide changes to such Applications, (ii) copies of all Applications filed by Northwest Bancorp and (iii) copies of all Regulatory Reports filed by Northwest Bancorp after the date hereof.

         (e) Prestige Bancorp and Prestige Bank, and Northwest Bancorp, will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement and any report filed with the SEC) made by or on behalf of Northwest Bancorp or Prestige Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

         Section 5.04. Taking of Necessary Action.

         (a) Northwest Bancorp and Prestige Bancorp shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) obtain any necessary shareholder approval of their respective shareholders to complete the Merger, (ii) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, and (iii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Mergers and the other transactions contemplated by this Agreement, including, without limitation, (A) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Prestige Bancorp nor Prestige Bank shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Northwest Bancorp, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude Northwest Bancorp or Prestige Bancorp from exercising its rights under this Agreement.

         (b) Prestige Bancorp shall prepare, subject to the review and consent of Northwest Bancorp with respect to matters relating to Northwest Bancorp and the transactions contemplated by this Agreement, a Proxy Statement to be filed by Prestige Bancorp with the SEC and to be mailed to the shareholders of Prestige Bancorp in connection with the meeting of its shareholders and transactions contemplated hereby, which Proxy Statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement. Prestige Bancorp shall, as promptly as practicable following the preparation thereof, file the Proxy Statement with the SEC and Prestige Bancorp shall use all reasonable efforts to have the Proxy Statement mailed to shareholders as promptly as practicable after such filing. Prestige Bancorp will promptly advise Northwest Bancorp of the time when the Proxy Statement has been filed and mailed, or of any comments from the SEC or any request by the SEC for additional information. The information to be supplied by Northwest Bancorp for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to Prestige Bancorp shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

         Section 5.05. Certain Agreements.

         (a) From and after the Merger Effective Date, Northwest Bancorp and Northwest Savings Bank, jointly and severally shall to the fullest extent permitted under applicable law, agree to indemnify, defend and hold harmless each present and former director and/or officer of Prestige Bancorp and Prestige Bank as of the Merger Effective Date (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Northwest Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of Prestige Bancorp or Prestige Bank, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent to which directors and officers of Prestige Bancorp are entitled under the PBCA, Prestige Bancorp's articles of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Northwest Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Pennsylvania corporation under the PBCA and Prestige Bancorp's articles of incorporation and bylaws as in effect on the date hereof; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification). All rights to indemnification in respect of a Claim shall continue until the final disposition of such Claim. No indemnification shall be required under this Section 5.05(a) if prohibited by applicable law.

         (b) Any Indemnified Party wishing to claim indemnification under
Section 5.05(a), upon learning of any Claim, shall promptly notify Northwest Bancorp, but the failure to so notify shall not relieve Northwest Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Northwest Bancorp. In the event of any Claim, (1) Northwest Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Party for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if Northwest Bancorp elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Northwest Bancorp and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him, and Northwest Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefore are received, provided further that Northwest Bancorp shall in all Claims be obligated pursuant to this Section 5.05(b) to pay for only one firm of counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances, (2) the Indemnified Party will cooperate in the defense of any such Claim and (3) Northwest Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

         (c) In the event Northwest Bancorp or any of is successors or assigns
(1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Northwest Bancorp assume the obligations set forth in this Section 5.05.

         (d) Northwest Bancorp shall maintain in effect for three (3) years from the Merger Effective Date, the current directors' and officers' liability insurance policy maintained by Prestige Bancorp (provided that Northwest Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Merger Effective Date. In connection with the foregoing, Prestige Bancorp agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

         (e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         Section 5.06. No Other Bids and Related Matters. From and after the date hereof until the termination of this Agreement, neither Prestige Bancorp, nor Prestige Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Prestige Bancorp or Prestige Bank), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to take any such action, and Prestige Bancorp shall notify Northwest Bancorp orally (within one Business Day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals that it or Prestige Bank or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters. Provided, however, that nothing contained in this Section
5.06 shall prohibit the Board of Directors of Prestige Bancorp from (i) furnishing information to, or entering into discussions or negotiations with any Person that makes an unsolicited written, bona fide proposal, to acquire Prestige Bancorp or Prestige Bank pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Prestige Bancorp receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to Prestige Bancorp's shareholders, (B) the Board of Directors of Prestige Bancorp, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Prestige Bancorp to comply with its fiduciary duties to shareholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"), (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Prestige Bancorp (x) provides reasonable notice to Northwest Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity (identifying such person or entity) and (y) receives from such person or entity an executed confidentiality agreement substantially identical in all material respects to the Confidentiality Agreement, and (D) the Prestige Bancorp meeting of shareholders convened to approve this Agreement has not occurred,
(ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) prior to the Prestige Bancorp Special Meeting of Shareholders convened to approve this Agreement, failing to make or withdrawing or modifying its recommendation to shareholders, because there exists a Superior Proposal and based upon the advice of independent legal counsel, determined in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving Prestige Bancorp or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Prestige Bancorp, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Prestige Bancorp or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 5.07. Duty to Advise; Duty to Update Prestige Bancorp's Disclosure Schedules. Prestige Bancorp shall promptly advise Northwest Bancorp in writing of any change or event having a Material Adverse Effect on it or on Prestige Bank or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Prestige Bancorp shall update Prestige Bancorp's Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Prestige Bancorp Disclosure Schedules. The delivery of such updated Schedule shall not relieve Prestige Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.02(c) hereof.

         Section 5.08. Conduct of Northwest Bancorp's and Northwest Savings Bank's Business. From the date of this Agreement to the Closing Date, Northwest Bancorp and Northwest Savings Bank each will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with its employees, and (z) preserve for itself the goodwill of its customers. From the date of this Agreement to the Merger Effective Date, neither Northwest Bancorp nor Northwest Savings Bank will (i) amend its charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action that would result in any of the representations and warranties of Northwest Bancorp or Northwest Savings Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the Regulatory Approvals or other necessary approvals; (iv) take action which would or is reasonably likely to materially and adversely affect Northwest Bancorp's or Northwest Savings Bank's ability to perform its covenants and agreements under this Agreement; (v) take any action that would result in any of the conditions to the Merger not being satisfied; or (vi) agree to do any of the foregoing.

         Section 5.09. Board and Committee Minutes. Prestige Bancorp and Prestige Bank shall each provide to Northwest Bancorp, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except for information relating to the transactions contemplated by this agreement and deemed confidential by the Board of Directors or subject to the attorney-client privilege, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

         Section 5.10. Undertakings by Prestige Bancorp and Northwest Bancorp.

         (a) From and after the date of this Agreement:

                  (i) Voting by Directors. Simultaneous with the execution of this Agreement, Prestige Bancorp's directors shall each enter into the agreement set forth as Exhibit B to this Agreement;

                  (ii) Proxy Solicitor. Prestige Bancorp may retain a proxy solicitor in connection with the solicitation of shareholder approval of this Agreement;

                  (iii) Outside Service Bureau Contracts. If requested to do so by Northwest Bancorp, Prestige Bancorp shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Prestige Bancorp, on terms and conditions mutually acceptable to Prestige Bancorp and Northwest Bancorp;

                  (iv) Board Meetings. Prestige Bancorp and Prestige Bank shall permit a representative of Northwest Bancorp to attend any meeting of Prestige Bancorp and/or Prestige Bank's Board of Directors or the Executive Committees thereof (provided that neither Prestige Bancorp nor Prestige Bank shall be required to permit the Northwest Bancorp representative to remain present during any confidential discussion);

                  (v) List of Nonperforming Assets. Prestige Bancorp shall provide Northwest Bancorp, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this Section 5.10(a)(v), means (i) loans that are "Troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans;

                  (vi) Reserves and Merger Related Costs. On or before the Merger Effective Date, and at the request of Northwest Bancorp, Prestige Bancorp shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Prestige Bancorp to those of Northwest Bancorp (as such practices and methods are to be applied to Prestige Bancorp from and after the Merger Effective Date) and Northwest Bancorp's plans with respect to the conduct of the business of Prestige Bancorp following the Merger Effective Date and otherwise to reflect Merger related expenses and costs incurred by Prestige Bancorp; provided, however, that Prestige Bancorp shall not be required to take any such action unless Northwest Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Northwest Bancorp of the writing referred to in the preceding clause, Prestige Bancorp shall provide Northwest Bancorp a written statement, certified without personal liability by the chief executive officer of Prestige Bancorp and dated the date of such writing, that the representation made in Section 3.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Prestige Bancorp or Prestige Bank pursuant to this Section 5.10(a)(vi), or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or the occurrence of a Material Adverse Effect with respect to Prestige Bancorp or Prestige Bank or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by Prestige Bancorp pursuant to this Section 5.10(vi) if, in the opinion of Prestige Bancorp's independent auditors, such action would contravene GAAP;

                  (vii) Shareholders' Meeting. Prestige Bancorp shall submit this Agreement to its shareholders for approval at a special meeting to be held as soon as practicable, and, subject to the next sentence, its Boards of Director shall recommend approval of this Agreement to the Prestige Bancorp shareholders. The Board of Directors of Prestige Bancorp may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 5.06 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under Pennsylvania law. Prestige Bancorp shall take all steps necessary in order to hold a special meeting of shareholders for the purpose of approving this Agreement within three (3) months of the date of this Agreement, or as soon thereafter as is practicable. The Proxy Statement will not, at the time it is mailed to Prestige Bancorp shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading; except that Prestige Bancorp assumes no responsibility for any statement of a material fact, or failure to state a material fact necessary in order to make the statements therein not misleading, concerning Northwest Bancorp or Northwest Savings Bank that is included in the Proxy Statement and that is provided in writing by Northwest Bancorp or Northwest Savings Bank; and

         (b) From and after the date of this Agreement, Northwest Bancorp and Prestige Bancorp shall each:

                  (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Proxy Statement, (C) all other documents necessary to obtain any other approvals, consents, waivers and authorizations required to effect the completion of the Merger and the other transactions contemplated by this Agreement, and (D) all other documents contemplated by this Agreement;

                  (ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit any party from making any disclosure that its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

                  (iii) Systems Conversions. Prestige Bancorp and Northwest Bancorp shall meet on a regular basis to discuss and plan for the conversion of Prestige Bank and Prestige Bancorp's data processing and related electronic informational systems to those used by Northwest Savings Bank and Northwest Bancorp, which planning shall include, but not be limited to, discussion of the possible termination by Prestige Bancorp of third-party service provider arrangements effective at the Merger Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Prestige Bancorp in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Prestige Bancorp shall not be obligated to take any such action prior to the Merger Effective Date and, unless Prestige Bancorp otherwise agrees, no conversion shall take place prior to the Merger Effective Date. In the event that Prestige Bancorp takes, at the request of Northwest Bancorp, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Northwest Bancorp shall indemnify Prestige Bancorp for any such fee and charges, and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by Prestige Bancorp, or a termination of this Agreement under Section 7.01(c)(iv) or (d)(iv).

                  (iv) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                  (v) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                  (vi) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents and Regulatory Reports simultaneously with the filing thereof; and

                  (vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except those being contested in good faith.

         (c) Prestige Bancorp Disclosure Schedule 5.10(c) sets forth a good faith estimate of Prestige Bancorp's budget of Merger-related expenses (the "Budget") to be incurred and payable by Prestige Bancorp in connection with this Agreement and the transactions contemplated hereby, including the fee and expenses of counsel, accountants, investment bankers and other professionals. Prestige Bancorp shall promptly notify Northwest Bancorp if or when it determines that it expects to exceed its Budget. Promptly, but in any event within 30 days, after the execution of this Agreement, Prestige Bancorp shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Prestige Bancorp shall accrue and/or pay all of such amounts as soon as possible. Prestige Bancorp shall request that its professionals render monthly invoices within 30 days after the end of each month. Prestige Bancorp shall notify Northwest Bancorp monthly of all out-of-pocket expenses, which Prestige Bancorp has incurred in connection with this Agreement. No later than three (3) business days prior to the Closing Date, Prestige Bancorp shall provide Northwest Bancorp with a statement of all Merger-related expenses incurred and payable, and to be incurred and payable, including the fees and expenses of counsel, accountants, investment bankers and other professionals, and all costs and expenses associated with any legal proceedings relating to this Agreement and the transactions contemplated hereunder, through the merger Effective Date (the "Closing Expense Statement").

         Section 5.11. Employee and Termination Benefits; Directors and Management.

         (a) Employee Benefits. Except as set forth in Prestige Bancorp Disclosure Schedule 3.08 and as otherwise provided in this Section 5.11 of this Agreement, as of or after the Merger Effective Date, and at Northwest Bancorp's election and subject to the requirements of the Code, the Compensation and Benefit Plans may continue to be maintained separately, consolidated, or terminated. If requested by Northwest Bancorp in writing not later than ten (10) days before the Merger Effective Date and provided that Northwest Bancorp has indicated in writing that the conditions to its obligations set forth in Section
6.02 hereof have been satisfied or waived, Prestige Bancorp shall take such steps within its power to effectuate a termination of any Compensation and Benefit Plan as of the Merger Effective Date, provided that the Compensation and Benefit Plan can be terminated within such period. In the event of a consolidation of any or all of such plans or in the event of termination of any Prestige Bancorp Compensation and Benefit Plan, except as otherwise set forth in this Section 5.11, employees of Prestige Bancorp or

Prestige Bank who continue as employees of Northwest Bancorp or Northwest Savings Bank after the Merger Effective Date ("Continuing Employees") shall be eligible to participate in any Northwest Savings Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination. Continuing Employees shall receive credit for service with Prestige Bancorp or Prestige Bank for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under (i) any similar existing Northwest Bancorp benefit plan except that Continuing Employees shall be treated as new employees under the Northwest Savings Bank Employee Stock Ownership Plan and Northwest Savings Bank's annual holiday bonus program, or (ii) any new Northwest Bancorp benefit plan in which Continuing Employees or their dependents would be eligible to enroll, subject to any pre-existing conditions or other exclusions to which such person were subject under the Compensation and Benefit Plans. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements. Continuing Employees shall have no rights in Northwest Savings Bank's terminated post-retirement health benefit plan.

         (b) In the event of the termination of any Prestige Bancorp or Prestige Bank health, disability or life insurance plan, or the consolidation of any Prestige Bancorp or Prestige Bank health, disability or life insurance plan with any Northwest Bancorp or Northwest Savings Bank health, disability or life insurance plan, Northwest Bancorp shall as soon as practicable make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of Northwest Bancorp or Northwest Savings Bank. Unless a Continuing Employee affirmatively terminates coverage under a Prestige Bancorp or Prestige Bank health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the Northwest Bancorp or Northwest Savings Bank health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Prestige Bancorp or Prestige Bank health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in such plans, programs and benefits common to all employees of Northwest Bancorp or Northwest Savings Bank and their dependents. Terminated Prestige Bancorp and Prestige Bank employees and qualified beneficiaries will have the right to continue coverage under group health plans of Northwest Bancorp and/or Northwest Bancorp Subsidiaries in accordance with Code Section 4980B(f). Continuing Employees who become covered under a Northwest Bancorp or Northwest Savings Bank health plan shall be required to satisfy the deductible limitations of the Northwest Bancorp or Northwest Savings Bank health plan for the plan year in which the coverage commences, without offset for deductibles satisfied under the Prestige Bancorp or Prestige Bank health plan. In the event of any termination of any Prestige Bancorp or Prestige Bank health plan, or consolidation of any Prestige Bancorp or Prestige Bank health plan with any health plan of Northwest Bancorp and/or Northwest Bancorp subsidiaries, any pre-existing condition, limitation or exclusion in the health plan of Northwest Bancorp and/or Northwest Bancorp subsidiaries shall not apply to Continuing Employees or their covered dependents who have satisfied such pre-existing condition exclusion waiting period under a Prestige Bancorp or Prestige Bank health plan with respect to such pre-existing condition on the Merger Effective Date and who then change that coverage to the health plan of Northwest Bancorp and/or

Northwest Bancorp subsidiaries at the time such Continuing Employee is first given the option to enroll in such health plan.

         (c) If, after the Merger Effective Date, Northwest Savings Bank continues in effect the 401(k) plan previously maintained by Prestige Bank, Northwest Savings Bank shall not be required to cause employees who are covered by such plan to participate in any other 401(k) plan with respect to any period for which Northwest Savings Bank makes contributions to such Prestige Bank 401(k) plan provided that Northwest Bancorp and/or Northwest Savings Bank shall maintain a contribution equal to the same level of contribution as provided in the Northwest Savings Bank 401(k) plan. Nothing in this Section 5.11 shall be construed to require any duplication of benefits.

         (d) The Prestige Bank Employee Stock Ownership Plan (the "Prestige Bank ESOP") shall be terminated as of the Merger Effective Date (all shares held by the Prestige Bank ESOP shall be converted into the right to receive the Merger Consideration), all outstanding Prestige Bank ESOP indebtedness shall be repaid from the proceeds of the Merger Consideration for the unallocated shares of Prestige Bancorp Common Stock, and the remaining balance shall be allocated to Prestige Bank employees, as provided for in the Prestige Bank ESOP, subject to the Code, ERISA, and rules and regulations promulgated thereunder. In connection with the termination of the Prestige Bank ESOP, Prestige Bank shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the Prestige Bank ESOP on termination and any amendments made to the Prestige Bank ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any and all distributions from the Prestige Bank ESOP after its termination shall be made consistent with the aforementioned determination letter.

         (e) Northwest Bancorp shall honor the employment, change of control and severance contracts or plans as set forth in Prestige Bancorp Disclosure
Schedule 5.11(e), and each of the persons identified in Prestige Bancorp Disclosure Schedule 5.11(e) shall execute a termination and release agreement, substantially in the form set forth in Prestige Bancorp Disclosure Schedule 5.11(e), releasing rights under such existing employment, change of control and severance contracts or plans in consideration of the cash payment and benefits identified in Prestige Bancorp Disclosure Schedule 5.11(e); provided that notwithstanding anything contained therein or in this Agreement, no payment shall be made under any employment, change of control and severance contract or plan that would constitute a "parachute payment" (as such term is defined in Section 280G of the Code). After the Merger Effective Date, any former employee of Prestige Bancorp or Prestige Bank whose employment is actually terminated by Northwest Bancorp within six (6) months of the Merger Effective Date, other than the five (5) employees identified in Prestige Bancorp Disclosure Schedule 5.11(e), shall receive two (2) weeks salary for each year of service with a minimum of eight (8) weeks of salary, and shall receive health benefit coverage substantially similar to the coverage received by such person immediately prior to termination of employment for a period of six months following termination of employment or until enrolled in another health plan, whichever is first, provided that any coverage period required under Code Section 4980B(f) shall run concurrently with the period that health benefit coverage is provided to such person(s) under this Section 5.11(e).

         (f) Each person who serves on the Board of Directors of Prestige Bancorp or Prestige Bank both on the date of this agreement and immediately prior to the Merger Effective Date shall be offered a position as an advisory director on Northwest Savings Bank's South Hills Advisory Board immediately following the Merger Effective Date. For service on such advisory board for the first year following the Merger Effective Date, the former chairman of the Prestige Bancorp Board of Directors shall receive $1000 per month, all former outside directors of Prestige Bancorp or Prestige Bank shall each receive $800 per month and all other former directors of Prestige Bancorp or Prestige Bank shall each receive $500 per month, provided that no former director shall receive fees for service during the first year following the Merger Effective Date that exceed the rate at which director fees are paid on the date hereof. After one year, fees paid to former directors of Prestige Bancorp or Prestige Bank shall be modified to conform to Northwest Savings Bank's advisory board fee schedule.

         (g) After the effective date of this Agreement and prior to the Merger Effective Date, Prestige Bancorp shall be permitted to grant awards of forty-three (43) shares of restricted stock under the Prestige Bancorp Restricted Stock Plan. Prior to the Merger Effective Date, Prestige Bancorp shall take all actions necessary to terminate the Prestige Bancorp Stock Option Plan and Prestige Bancorp Restricted Stock Plan, effective as of the Merger Effective Date. Each person who becomes entitled to a cash payment in cancellation of an option award shall be required to enter into an agreement and release in complete and full satisfaction of all liabilities and obligations of Prestige Bancorp or Prestige Bank under such award and consideration of such cash payment. Each recipient of a restricted stock award for which vesting is accelerated in connection with the Merger shall be required to enter into an agreement and release acknowledging that, upon payment of the Merger Consideration attributable to such shares, such person's rights under such award shall be satisfied in full and the award terminate.

         (h) Prestige Bancorp Disclosure Schedule 3.12 sets forth the accrued vacation pay for employees as of the date of this Agreement that has been accrued and expensed during 2001 based on hours worked during 2001, and the rate of accrual of vacation pay during 2002. Upon Northwest Savings Bank's actual termination prior to December 31, 2002 of any Prestige Bank employee identified in Schedule 3.12 for whom vacation pay was accrued and expensed based on 2001 employment with Prestige Bank or for whom vacation pay was accrued during 2002 prior to the Merger Effective Date, such employee shall be entitled to payment of any such accrued and expensed vacation pay. Any retained employee will be entitled to any such unused vacation during 2002.

         Section 5.12. Duty to Advise; Duty to Update Northwest Bancorp's Disclosure Schedules. Northwest Bancorp shall promptly advise Prestige Bancorp of any change or event having a Material Adverse Effect on it or on any Northwest Bancorp Subsidiary or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Northwest Bancorp shall update the Northwest Bancorp Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Northwest Bancorp Disclosure Schedule. The delivery of such updated Schedules shall not relieve Northwest Bancorp from any breach or violation of this

Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof.

         Section 5.13. Bank and Related Merger Transactions.

         (a) As soon as practicable following the Merger Effective Date, Northwest Bancorp shall, and it shall cause Prestige Bancorp (as the Surviving Corporation in the Merger) to, effect the Company Merger by executing a merger agreement and filing articles of merger or a certificate of complete liquidation with the Office of the Pennsylvania Secretary of State pursuant to the PBCA, and articles of combination with the OTS. The Company Merger shall become effective at the time (the "Subsequent Effective Time") specified in the articles of merger or certificate of complete liquidation and/or articles of combination. As a result of the Company Merger, the separate corporate existence of Prestige Bancorp shall cease and Northwest Bancorp shall be the surviving corporation and continue its corporate existence under the laws of the United States.

         (b) As soon as practicable after consummation of the Company Merger, Northwest Savings Bank and Prestige Bank shall take all actions necessary and appropriate, including entering into an appropriate merger agreement in the form attached to this Agreement as Exhibit A (the "Bank Merger Agreement"), to cause Prestige Bank to effect the Bank Merger in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. As a result of the Bank Merger, the separate corporate existence of Prestige Bank shall cease and Northwest Savings Bank shall be the surviving corporation and continue its corporate existence under the laws of the Commonwealth of Pennsylvania.

                                   ARTICLE VI
                                   CONDITIONS

         Section 6.01. Conditions to Prestige Bancorp's Obligations under this Agreement. The obligations of Prestige Bancorp and Prestige Bank hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Prestige Bancorp pursuant to
Section 8.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, and Prestige Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

         (b) Covenants. The obligations and covenants of Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary required by this Agreement to be performed by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

         (c) Representations and Warranties. Each of the representations and warranties of Northwest Bancorp and Northwest Savings Bank in this Agreement that is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

         (d) Approvals of Regulatory Authorities. Northwest Bancorp shall have received all Regulatory Approvals and other approvals necessary to effect the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

         (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

         (f) Officer's Certificate. Northwest Bancorp shall have delivered to Prestige Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 6.01 have been satisfied, to the Knowledge of the officer executing the same; and

         (g) Approval of Prestige Bancorp's Shareholders. This Agreement shall have been approved by the shareholders of Prestige Bancorp by such vote as is required under the PBCA, Prestige Bancorp's certificate of incorporation and bylaws, and under Nasdaq requirements applicable to it.

         Section 6.02. Conditions to Northwest Bancorp's Obligations under this Agreement. The obligations of Northwest Bancorp and Northwest Savings Bank hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Northwest Bancorp pursuant to Section 8.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, Prestige Bancorp and Prestige Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Prestige Bancorp and Prestige Bank, and Northwest Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

         (b) Covenants. The obligations and covenants of Prestige Bancorp and Prestige Bank required by this Agreement to be performed as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

         (c) Representations and Warranties. Each of the representations and warranties of Prestige Bancorp and Prestige Bank in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

         (d) Approvals of Regulatory Authorities. Northwest Bancorp and Northwest Savings Bank shall have received all Regulatory Approvals and other approvals necessary to effect the Merger (without the imposition of any condition that is in Northwest Bancorp's reasonable judgment unduly burdensome, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions); and all notice and waiting periods required thereunder shall have expired or been terminated;

         (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

         (f) No Material Adverse Effect. Except as set forth in Prestige Bancorp Disclosure Schedule 3.07, since December 31, 2000, there shall not have occurred any Material Adverse Effect with respect to Prestige Bancorp; and

         (g) Officer's Certificate. Prestige Bancorp shall have delivered to Northwest Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) (but excluding (d)) of this Section 6.02 have been satisfied, to the Knowledge of the officer executing the same.

         (h) Tax Opinion. Northwest Bancorp shall have received an opinion or opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Northwest Bancorp, substantially to the effect set forth on Exhibit C.


                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

         Section 7.01 Termination. This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval of the shareholders of Prestige Bancorp referred to in Section 5.10(a)(vii) hereof:

         (a) by mutual written consent of the parties authorized by their respective boards of directors;

         (b) by Northwest Bancorp or Prestige Bancorp (i) if the Merger Effective Date shall not have occurred on or prior to October 1, 2002, (ii) if a vote of the shareholders of Prestige Bancorp is taken and such shareholders fail to approve this Agreement at the special meeting of shareholders (or any adjournment thereof) of Prestige Bancorp contemplated by Section 5.10(a)(vii) hereof, or (iii) any Regulatory Authority formally disapproves the issuance of any Regulatory Approval or other necessary approval, unless in the case of clause (ii) of this Section 7.01(b) such failure is due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party on or before such special meeting of shareholders, and in the case of clause (i) of this Section

7.01(b), the right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by October 1, 2002.

         (c) by Northwest Bancorp if (i) at the time of such termination any of the representations and warranties of Prestige Bancorp or Prestige Bank contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.02(b) or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Prestige Bancorp or Prestige Bank hereunder and such breach shall have not been remedied by Prestige Bancorp, Prestige Bank or any other Person within thirty (30) days after receipt by Prestige Bancorp of notice in writing from Northwest Bancorp specifying the nature of such breach and requesting that it be remedied, (iii) any Regulatory Authority approves the transactions contemplated but with conditions attached such that the requirements of Section 6.02(d) are not satisfied, (iv) Prestige Bancorp has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of Prestige Bancorp has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Northwest Bancorp, or (v) any event occurs such that a condition set forth in Sections 6.02 hereof which must be fulfilled before Northwest Bancorp is obligated to consummate the Merger cannot be fulfilled and non-fulfillment is not waived by Northwest Bancorp.

         (d) by Prestige Bancorp if (i) at the time of such termination any of the representations and warranties of Northwest Bancorp and Northwest Savings Bank contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.01(b) and/or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Northwest Bancorp or Northwest Savings Bank hereunder and such breach shall not have been remedied by Northwest Bancorp, Northwest Savings Bank or any other Person within thirty (30) days after receipt by Northwest Bancorp of notice in writing from Prestige Bancorp specifying the nature of such breach and requesting that it be remedied, (iii) any event occurs such that a condition set forth in Sections 6.01 hereof which must be fulfilled before Prestige Bancorp is obligated to consummate the Merger cannot be fulfilled and non-fulfillment is not waived by Prestige Bancorp, or (iv) Prestige Bancorp has received a Superior Proposal, and in accordance with
Section 5.06 of this Agreement, the Board of Directors of Prestige Bancorp has made a determination to accept such Superior Proposal subject to approval thereof by the Prestige Bancorp's shareholders, and simultaneously with the termination of this Agreement pursuant to this Section 7.01(d)(iv) Prestige Bancorp enters into an acquisition agreement with respect to the Superior Proposal, provided that Prestige Bancorp shall not terminate this Agreement pursuant to this Section 7.01(d)(iv) and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Northwest Bancorp's receipt of written notice advising Northwest Bancorp that Prestige Bancorp has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether Prestige Bancorp intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Prestige Bancorp shall provide a reasonable opportunity to Northwest

Bancorp during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Prestige Bancorp to proceed with the Merger on such adjusted terms.

         Section 7.02. Effect of Termination. Except as otherwise provided in
Section 8.01 of this Agreement, if this Agreement is terminated pursuant to
Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Northwest Bancorp or Prestige Bancorp to the other.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.01. Expenses.

         (a) Except as otherwise provided in paragraphs (b) and (c) below, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses ("Costs and Expenses").

         (b) As an inducement to Northwest Bancorp to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the transactions contemplated hereby, Prestige Bancorp hereby agrees to pay Northwest Bancorp, and Northwest Bancorp shall be entitled to payment of, a fee of $1.0 million (the "Northwest Fee"), within five (5) Business Days after written demand for payment is made by Northwest Bancorp, following the occurrence of any of the events set forth below:

                  (i) Northwest Bancorp terminates this Agreement pursuant to
Section 7.01(c)(i) or (c)(ii) as a result of either a willful breach of any representation or warranty by Prestige Bancorp or the willful failure of Prestige Bancorp to perform or observe its covenants, agreements or obligations set forth herein to be performed on or prior to the Merger Effective Date;

                   (ii) Prestige Bancorp terminates this Agreement pursuant to
Section 7.01(d)(iv) or Northwest Bancorp terminates this Agreement pursuant to
Section 7.01(c)(iv); or

                   (iii) the entering into a definitive agreement by Prestige Bancorp or Prestige Bank relating to a Superior Proposal or the consummation of a Superior Proposal involving Prestige Bancorp or Prestige Bank within twelve
(12) months after the occurrence of any of the following: (i) the termination of the Agreement by Northwest Bancorp pursuant to Section 7.01(c)(ii) following a material willful breach of the Agreement by Prestige Bancorp; (ii) the failure of the shareholders of Prestige Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal, or (iii) October 1, 2002 if prior thereto the Prestige Bancorp shareholders have not adopted this Agreement.

         If demand for payment of the Northwest Fee is made pursuant to this
Section 8.01(b) and payment is timely made, then none of Northwest MHC, Northwest Bancorp or Northwest Savings Bank will have any other rights or claims against Prestige Bancorp, Prestige Bank, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Northwest Fee under this Section 8.01(b) will constitute the sole and exclusive remedy of Northwest MHC, Northwest Bancorp and Northwest Savings Bank against Prestige Bancorp, Prestige Bank, and their respective officers, directors, attorneys and financial advisors.

         (c) As a condition of and inducement to Prestige Bancorp to enter into this Agreement and to incur the costs and expenses related to this Agreement and to consummate the transactions contemplated hereby, Northwest Bancorp hereby agrees to pay Prestige Bancorp, and Prestige Bancorp shall be entitled to payment of a fee of $1.0 million (the "Prestige Fee"), within five (5) Business Days after written demand for payment is made by Prestige Bancorp, if Prestige Bancorp terminates this Agreement pursuant to Section 7.01(d)(i) or (d)(ii) as a result of either a willful breach of any representation or warranty by Northwest Bancorp or the willful failure of Northwest Bancorp to perform its covenants, agreements or obligations herein to be performed on or prior to the Merger Effective Date.

         If demand for payment of the Prestige Fee is made pursuant to this
Section 8.01(c) and payment is timely made, then neither Prestige Bancorp nor Prestige Bank will have any other rights or claims against Northwest MHC, Northwest Bancorp, or Northwest Savings Bank, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Prestige Fee under this Section 8.01(c) will constitute the sole and exclusive remedy of Prestige Bancorp and Prestige Bank against Northwest MHC, Northwest Bancorp and Northwest Savings Bank, and their respective officers, directors, attorneys and financial advisors.

         Section 8.02. Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements in
Article II and covenants set forth in Sections 5.02(a), 5.05 and 5.11, which will survive the Merger, shall terminate on the Merger Effective Date.

         Section 8.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise; provided, however, that after any approval of the transactions contemplated by this Agreement by Prestige Bancorp's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Prestige Bancorp shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 8.04. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Article II and Sections 5.02(a), 5.05 and 5.11(e).

         Section 8.05. No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

         Section 8.06. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, or mailed by prepaid registered or certified mail (return receipt requested), addressed as follows:

                  (a)      If to Northwest Bancorp, Inc. to:

                           Northwest Bancorp, Inc.
                           301 Second Avenue
                           Warren, PA 16365
                           Attention:     William J. Wagner
                                          President and Chief Executive Officer
         with a copy to:
                           Luse Lehman Gorman Pomerenk & Schick, PC
                           5335 Wisconsin Avenue, NW
                           Washington, DC 20015
                           Attention:     Eric Luse, Esq.
                                          Kenneth R. Lehman, Esq.

                  (b)      If to Prestige Bancorp, to:

                           Prestige Bancorp, Inc.
                           710 Old Clairton Road
                           Pleasant Hills, PA 15236
                           Attn:    Mark R. Schoen
                                    President and Chief Executive Officer
         with a copy to:
                           Tucker Arensberg, P.C.
                           Suite 1500
                           One PPG Place
                           Pittsburgh, PA 15222
                           Attn:    Daniel J. Perry, Esq.

         Section 8.07. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         Section 8.08. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         Section 8.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania, except to the extent federal law and regulations applicable to financial institutions shall be controlling.

         Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [Remainder of Page Left Intentionally Blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                            NORTHWEST BANCORP, INC.


                            By: /s/ William J. Wagner
                                ----------------------------------------------
                                William J. Wagner
                                President and Chief Executive Officer


                            NORTHWEST MERGER SUBSIDIARY, INC.


                            By: /s/ William J. Wagner
                                ----------------------------------------------
                                William J. Wagner
                                President and Chief Executive Officer


                            NORTHWEST SAVINGS BANK


                            By: /s/ William J. Wagner
                                ----------------------------------------------
                                William J. Wagner
                                President and Chief Executive Officer


                            NORTHWEST BANCORP, MHC


                            By: /s/ William J. Wagner
                                ----------------------------------------------
                                William J. Wagner
                                President and Chief Executive Officer


                            PRESTIGE BANCORP, INC.

                            By: /s/ Mark R. Schoen
                                ----------------------------------------------
                                Mark R. Schoen
                                President and Chief Executive Officer


                            PRESTIGE BANK, A FEDERAL SAVINGS BANK


                            By: /s/ Mark R. Schoen
                                ----------------------------------------------
                                Mark R. Schoen
                                Chief Executive Officer

                                                                   EXHIBIT A

                                 PLAN OF MERGER


         THIS PLAN OF MERGER (the "Plan") is dated as of ________, 2002, by and between Northwest Savings Bank ("Northwest Savings Bank"), a Pennsylvania savings bank, and Prestige Bank, a Federal Savings Bank ("Prestige Bank").

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 7, 2002, by and among Northwest Bancorp, MHC, Northwest Bancorp, Inc. ("Northwest Bancorp"), each a Federal corporation, Northwest Merger Subsidiary, Inc. ("Northwest Merger Subsidiary"), a Pennsylvania corporation and wholly-owned subsidiary of Northwest Bancorp, Northwest Savings Bank, and Prestige Bancorp, Inc. ("Prestige Bancorp"), a Pennsylvania corporation, and Prestige Bank, Northwest Merger Subsidiary will be merged with and into Prestige Bancorp, and Prestige Bancorp as the surviving entity will be merged with and into Northwest Bancorp, with Northwest Bancorp surviving this merger, with the result that Prestige Bank will become a wholly owned subsidiary of Northwest Bancorp (the "Company Merger"); and

         WHEREAS, the Merger Agreement provides that immediately after the Company Merger, Prestige Bank shall be merged with and into Northwest Savings Bank with Northwest Savings Bank as the Surviving Bank (the "Merger");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Prestige Bank and Northwest Savings Bank hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Prestige Bank shall be merged with and into Northwest Savings Bank on even date herewith (the "Merger"). The parties hereto do hereby agree and covenant as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         1.1 "DEPARTMENT" shall mean the Pennsylvania Department of Banking.

         1.2 "EFFECTIVE TIME" shall mean the date and time at which the merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

         1.3 "MERGER" shall refer to the merger of Prestige Bank with and into Northwest Savings Bank as provided in Section 2.1 of this Plan of Merger.

         1.4 "MERGING BANKS" shall collectively refer to Prestige Bank and Northwest Savings Bank.

         1.5 "SURVIVING BANK" shall refer to Northwest Savings Bank as the surviving bank of the Merger.


                                   ARTICLE II

                               TERMS OF THE MERGER

         2.1 THE MERGER.

         (a) Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Prestige Bank shall be merged with and into Northwest Savings Bank pursuant to Chapter 16 of the Banking Code of 1965. Northwest Savings Bank shall be the Surviving Bank of the Merger and shall continue to be governed by the Pennsylvania Banking Act of 1965.

         (b) As a result of the Merger, (i) each share of common stock, par value $_______ per share, of Prestige Bank issued and outstanding immediately prior to the Effective Time shall be canceled and (ii) each share of common stock, par value $.10 per share, of Northwest Savings Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

         (c) At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Bank. The deposit taking offices of Prestige Bank shall be operated by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Merger had not occurred.

         2.2 EFFECTIVE TIME. The Merger shall become effective as of the date the Articles of Merger are filed with the Pennsylvania Department of State.

         2.3 NAME OF SURVIVING BANK. The name of the Surviving Bank shall be "Northwest Savings Bank."

         2.4 CHARTER. On and after the Effective Time, the Articles of Incorporation of Northwest Savings Bank shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law.

         2.5 BYLAWS. On and after the Effective Time, the Bylaws of Northwest Savings Bank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

         2.5 DIRECTORS AND OFFICERS. Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of Northwest Savings Bank immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of Northwest Savings Bank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of incorporation and Bylaws of the Surviving Bank.

         2.6 LIQUIDATION ACCOUNT. The liquidation account of Prestige Bank established pursuant to regulations of the Office of Thrift Supervision in connection with the conversion of Prestige Bank from mutual to stock form shall be assumed by the Surviving Bank as of the Effective Time.

                                   ARTICLE III

                                  MISCELLANEOUS

         3.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Plan of Merger shall be subject to (i) the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement and (ii) the approval of this Plan of Merger by Northwest Bancorp as sole stockholder of Prestige Bank.

         3.2 TERMINATION. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Section 7.01 thereof.

         3.3 AMENDMENTS. To the extent permitted by the Banking Code of 1965, this Plan of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

         3.4 SUCCESSORS. This Plan of Merger shall be binding on the successors of Prestige Bank and Northwest Savings Bank.

         IN WITNESS WHEREOF, Prestige Bank and Northwest Savings Bank have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

                                         NORTHWEST SAVINGS BANK
ATTEST:


                                     By:
-----------------------------            --------------------------------------
Gregory C. LaRocca                       William J. Wagner
Secretary                                President and Chief Executive Officer



                                         PRESTIGE BANK, A FEDERAL SAVINGS BANK

ATTEST:

                                     By:
-----------------------------            --------------------------------------
Victoria A. Brown                        Mark R. Schoen
Secretary                                President and Chief Executive Officer

                                                                     EXHIBIT B


                                                     February ___, 2002

Northwest Bancorp, Inc.
301 Second Avenue
Warren, Pennsylvania   16365-2353

Ladies and Gentlemen:

         Northwest Bancorp, MHC, Northwest Bancorp, Inc. ("Northwest Bancorp"), Northwest Savings Bank ("Northwest Savings Bank"), Northwest Merger Subsidiary ("Northwest Merger Subsidiary"), and Prestige Bancorp, Inc. ("Prestige Bancorp") and Prestige Bank, a Federal Savings Bank ("Prestige Bank") have entered into an Agreement and Plan of Merger dated as of February 7, 2001 (the "Merger Agreement"), pursuant to which, and subject to the terms and conditions set forth therein: (a) Northwest Merger Subsidiary will merge with and into Prestige Bancorp, with Prestige Bancorp surviving the merger, to be followed by the merger of Prestige Bancorp with and into Northwest Bancorp, with Northwest Bancorp surviving the merger; (b) shareholders of Prestige Bancorp will receive $13.75 in cash in exchange for each share of Prestige Bancorp Common Stock; and
(c) thereafter Prestige Bank will be merged with and into Northwest Savings Bank, with Northwest Savings Bank being the surviving institution.

         Northwest Bancorp has requested, as a condition to its execution and delivery to Prestige Bancorp of the Merger Agreement, that the undersigned, being directors and executive officers of Prestige Bancorp, execute and deliver to Northwest Bancorp this Letter Agreement.

         Each of the undersigned, in order to induce Northwest Bancorp to execute and deliver to Prestige Bancorp the Merger Agreement, hereby irrevocably:

         (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Prestige Bancorp called to vote for approval of the Merger Agreement so that all shares of common stock of Prestige Bancorp then beneficially owned by the undersigned, and as to which the undersigned has voting power, will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Prestige Bancorp), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Prestige Bancorp;

         (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Prestige Bancorp, to approve or adopt the Merger Agreement;

         (c) Agrees not to sell, transfer or otherwise dispose of any common stock of Prestige Bancorp on or prior to the date of the meeting of Prestige Bancorp shareholders to vote on the Merger Agreement, except for transfers effected in the undersigned's capacity as a fiduciary, and except for transfers to a lineal descendant or a spouse of the undersigned, or to a trust for the benefit of one or more of the foregoing persons, providing that in each such case the transferee agrees in writing to be bound by the terms of this Letter Agreement; and

         (d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

                          ----------------------------


         This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                          ----------------------------

         The undersigned intends to be legally bound hereby.


                                    Sincerely,


                                    -------------------------------------------
                                    Name:
                                          -------------------------------------
                                    Title:
                                           ------------------------------------

                                                                      EXHIBIT C

[MATTERS TO BE COVERED IN OPINION OF COUNSEL TO BE DELIVERED TO NORTHWEST BANCORP PURSUANT TO SECTION 6.02(H) OF THE AGREEMENT]


1. The formation of Northwest Merger Subsidiary and its merger with and into Prestige Bancorp will be disregarded for federal income tax purposes, and the transaction will be treated as a purchase by Northwest Bancorp of the outstanding shares of Prestige Bancorp Common Stock. See 90-95, 1990-2 C.B. 67; Rev. Rul. 73~27, 1973-2 C.B. 301. The purchase will be treated as a qualified stock purchase within the meaning of Section 338(d)(3) of the Code.

2. For federal income tax purposes, no gain or loss will be recognized by Northwest Bancorp, Northwest Merger Subsidiary or Prestige Bancorp as a result of the Merger.

3. For federal income tax purposes, the statutory merger of Prestige Bancorp into Northwest Bancorp pursuant to applicable law (the "Company Merger") will be treated as a distribution by Prestige Bancorp in complete liquidation within the meaning of Section 332 of the Code. See Section 1.332-2(d) of the Treasury Regulations.

4. For federal income tax purposes, no gain or loss will be recognized by Northwest Bancorp on its receipt of the assets of Prestige Bancorp distributed in the Company Merger. See Section 332(a) of the Code.

5. For federal income tax purposes, no gain or loss will be recognized by Prestige Bancorp on the distribution of its assets to Northwest Bancorp in the Company Merger. See Section 337(a) of the Code.

6. For federal income tax purposes, the basis of the assets of Prestige Bancorp in the hands of Northwest Bancorp will be the same as the basis of those assets in the hands of Prestige Bancorp immediately preceding the Company Merger. See
Section 334(b)(1) of the Code.

7. The holding period of the assets received by Northwest Bancorp in the Company Merger will include the period during which such property was held by Prestige Bancorp. See Section 1223(2) of the Code.

8. As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, Northwest Bancorp will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Prestige Bancorp as of the date of the Company Merger, subject to the limitations of Sections 382 and 383 of the Code.

9. For federal income tax purposes, the statutory merger of Prestige Bank into Northwest Savings Bank pursuant to applicable law (the "Bank Merger") will be treated as tax-free reorganization within the meaning of Section 368(a) of the Code.

10. For federal income tax purposes, no gain or loss will be recognized by Northwest Savings Bank on its receipt of the assets of Prestige Bank in constructive exchange for Northwest Savings Bank common stock in the Bank Merger. See Code. Section 1032(a).

11. For federal income tax purposes, no gain or loss will be recognized by Prestige Bank on the distribution of its assets to Northwest Savings Bank in constructive exchange for Northwest Savings Bank common stock and the assumption by Northwest Savings Bank of the liabilities of Prestige Bank in the Bank Merger. Code Sections 361(a) and 357(a).

12. For federal income tax purposes, the basis of the assets of Prestige Bank in the hands of Northwest Savings Bank will be the same as the basis of those assets in the hands of Prestige Bank immediately preceding the Bank Merger. See
Section 362(b) of the Code.

13. The holding period of the assets received by Northwest Savings Bank in the Bank Merger will include the period during which such property was held by Prestige Bank. See Section 1223(2) of the Code.

14. As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, Northwest Savings Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Prestige Bank as of the date of the Bank Merger, subject to the limitations of Sections 382 and 383 of the Code.



                                      C-2